Exhibit 10.4

SOW GOOD, INC.
2024 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

The Plan and Other Agreements

The RSUs that you are receiving are granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference. Capitalized terms not defined in this Agreement will have the meanings ascribed to them in the Plan.

The attached Notice of Restricted Stock Unit Award, this Agreement, including any additional terms for Participants outside of the United States (“U.S.”) set forth in the addendum hereto, and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded, with the exception of (1) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (2) any written employment or severance arrangement that would provide for vesting acceleration of the RSUs upon the terms and conditions set forth therein. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Payment for RSUs	No cash payment is required for the RSUs you receive. You are receiving the RSUs in consideration for Services rendered by you.

Vesting

The RSUs that you are receiving will vest as shown in the Notice of Restricted Stock Unit Award. No additional RSUs vest after your Service as an Employee, an Outside Director or a Consultant has terminated for any reason.

Forfeiture

If your Service terminates for any reason, then this Award expires immediately as to the number of RSUs that have not vested before the termination date and do not vest as a result of termination. Your Service will not be extended by any notice period. This means that the unvested RSUs will immediately be cancelled. You will receive no payment for RSUs that are forfeited. The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Leaves of Absence

For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If your work schedule changes (i.e., your work hours are increased or reduced), then the vesting schedule specified in the Notice of Restricted Stock Unit Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Nature of RSUs

Your RSUs are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date. As a holder of RSUs, you have no rights other than the rights of a general unsecured creditor of the Company.

No Voting Rights or Dividends

Your RSUs carry neither voting rights nor rights to dividends. Neither you, nor your estate or heirs, have any rights as a stockholder of the Company in respect of the RSUs, unless and until your RSUs are settled by issuing Shares. No adjustments will be made for dividends or other rights if the applicable record date occurs before your Shares are issued, except as described in the Plan.

RSUs Nontransferable

You may not sell, transfer, assign, pledge or otherwise dispose of any RSUs. For instance, you may not use your RSUs as security for a loan. If you attempt to do any of these things, your RSUs will immediately become invalid.

Settlement of RSUs

Each of your vested RSUs will be settled when it vests; provided, however, that if the Committee requires you to pay withholding taxes through a sale of Shares, settlement of each RSU may be deferred to the first permissible trading day for the Shares, if later than the applicable vesting date.

Under no circumstances may your RSUs be settled later than two and one-half (2-1/2) months following the calendar year in which the applicable vesting date occurs.

For purposes of this Agreement, “permissible trading day” means a day that satisfies all of the following requirements: (1) the exchange on which the Shares are traded is open for trading on that day; (2) you are permitted to sell Shares on that day without incurring liability under Section 16(b) of the Exchange Act; (3) either (a) you are not in possession of material non-public information that would make it illegal for you to sell Shares on that day under Rule 10b-5 under the Exchange Act or (b) Rule 10b5-1 under the Exchange Act would apply to the sale; (4) you are permitted to sell Shares on that day under such written insider trading policy as may have been adopted by the Company; and (5) you are not prohibited from selling Shares on that day by a written agreement between you and the Company or a third party.

At the time of settlement, you will receive one Share for each vested RSU; provided, however, that no fractional Shares will be issued or delivered pursuant to the Plan or this Agreement, and the Committee will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated. In addition, the Shares are issued to you subject to the condition that the issuance of the Shares does not violate any law or regulation.

Withholding Taxes and Stock Withholding

Regardless of any action the Company and/or the Subsidiary or Affiliate employing you (your “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the award, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and your Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the settlement of the RSUs, you shall pay or make adequate arrangements satisfactory to the Company and your Employer to satisfy all withholdings and payments on account obligations of the Company and/or your Employer. In this regard, you authorize the Company and your Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your Employer.

Unless an alternative arrangement satisfactory to the Committee has been provided prior to the vesting date, the default method for paying withholding taxes is withholding Shares that otherwise would be issued to you when the RSUs are settled, provided that the Company only withholds a number of whole Shares having a Fair Market Value equal to the amount necessary to satisfy the maximum applicable tax withholding rate. Notwithstanding the foregoing, if you are classified as a Section 16 officer of the Company under the Exchange Act when the RSUs are settled, you shall be restricted to satisfying your obligation for Tax-Related Items by withholding in fully vested Shares that otherwise would be issued to you when the RSUs are settled, unless this withholding method is not permissible under applicable laws, or the Company has authorized an alternative method for the relevant taxable event.

If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSU, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

The Committee may also require the withholding of taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or any other arrangement approved by the Committee.

The Fair Market Value of the Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. The Company or your Employer may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including maximum applicable tax withholding rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. Finally, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your participation in the Plan or your acquisition of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, and your rights to the Shares will be forfeited if you do not comply with such obligations on or before the date that is two and one-half (2-1/2) months following the calendar year in which the applicable vesting date for the RSUs occurs.

Restrictions on Resale

You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Neither this Award nor this Agreement gives you the right to be employed or retained by the Company or any Subsidiary or Affiliate of the Company in any capacity. The Company and its Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

You understand and acknowledge that the vesting of your Award pursuant to the vesting schedule hereof is earned only by your continued Service, or the satisfaction of any other conditions set forth herein, in each case at the will of the Company (not through the act of being hired or being granted this Award). As such, this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a service provider for the vesting period, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your continued Service at any time, with or without cause.

Adjustments

The number of RSUs covered by this Award will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions described above will apply to all new, substitute or additional restricted stock units or securities to which you are entitled by reason of this Award.

Successors and Assigns

Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice

Any notice required or permitted under this Agreement will be given in writing, including electronically, and will be deemed effectively given upon the earliest of personal delivery, electronic delivery to the email address assigned to you by the Company or provided by you to the Company, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto. The Company may, in its sole discretion, deliver any documents related to your current or future participation in the Plan by electronic means. By accepting this Award, you hereby: (1) consent to receive such documents by electronic means; (2) consent to the use of electronic signatures; and (3) agree to participate in the Plan and/or receive any such documents through an online or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

Section 409A of the Code

This Agreement and the RSUs are intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly. Notwithstanding the foregoing, to the extent this Agreement and the RSUs are subject to, and not exempt from, Section 409A of the Code, this Agreement and the RSUs are intended to comply with Section 409A, and its provisions will be interpreted in a manner consistent with such intent. You acknowledge and agree that changes may be made to this Agreement to avoid adverse tax consequences to you under Section 409A. If it is determined that the RSUs are deferred compensation subject to Section 409A of the Code and you are a “specified employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (as defined in Section 409A of the Code), then the issuance of any Shares that would otherwise be made upon the date of your separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, with the balance of the Shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the Shares is necessary to avoid the imposition of adverse taxation on you in respect of the Shares under Section 409A of the Code. Each installment of Shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Applicable Law and Choice of Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware without application of the conflicts of law principles thereof.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Texas and agree that any such litigation will be conducted only in the courts of Texas, or the federal courts of the United States located in Texas and no other courts.

Governing Document

This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of this Agreement, the Notice of Restricted Stock Unit Award, and those of the Plan, the provisions of the Plan will control.

Notwithstanding provisions in this Agreement, the Award shall be subject to additional terms and conditions for Participants outside the U.S. set forth in an addendum to this Agreement, including any additional terms and conditions for your country. Moreover, if you relocate to another country, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Any addendum to this Agreement constitutes part of this Agreement.

Severability

In the event that all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

No Tax, Legal or Investment Advice

The Company and your Employer are not providing any tax, legal or financial advice, nor is the Company or your Employer making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares. You understand and agree that you should consult with your own personal tax, financial and/or legal advisors regarding the Award and Tax-Related Items arising in connection with the Award and by accepting the Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

Miscellaneous

You understand and acknowledge that (1) the Plan is entirely discretionary, (2) the Company and your Employer have reserved the right to amend, suspend or terminate the Plan at any time, (3) the grant of this Award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and no inference shall be drawn from the grant of this Award with respect to the quality of your service to, or standing with, the Company and (4) all determinations with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of RSUs subject to awards and the vesting schedule, will be at the sole discretion of the Company.

The value of this Award will be an extraordinary item of compensation outside the scope of your employment contract, if any, and will not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, service awards, pension or retirement benefits or similar payments.

You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

You hereby authorize and direct your Employer to disclose to the Company or any Subsidiary or Affiliate any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your Employer deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company, your Employer and the Company’s other Subsidiaries and Affiliates hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company and details of all awards or any other entitlements to RSUs or Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company, its Subsidiaries and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

You acknowledge and agree that you have reviewed the documents provided to you in relation to the Award in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Award, and fully understand all provisions of such documents. You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

BY SIGNING THE NOTICE OF RESTRICTED STOCK UNIT AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.